Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER 2021

FINANCIAL RESULTS

Sales Increased 28%, or $5.0 Million, to $23.2 Million

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the first quarter of 2021 were $23.2 million, up 28%, compared to $18.2 million for the first quarter of 2020.
o	Disposable Protective Apparel segment sales increased $4.2 million, or 40%.
o	Building Supply segment sales increased $783,000, or 10%, and our core building products increased by 18%.
●	Net income for the first quarter of 2021 was $3.7 million, or $0.27 per diluted share, compared to $5.3 million, or $0.39 per diluted share, for the first quarter of 2020.
o	Net income and diluted earnings per share for the first quarter of 2021 would have exceeded 2020 for the same period excluding the estimated $2 million tax benefit recorded in 2020.

Nogales, Arizona – May 6, 2021 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2021.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Alpha Pro Tech delivered a record first quarter with sales of $23.2 million and its fourth quarter in a row with sales in excess of $20 million. This was aided by a sales increase in the Disposable Protective Apparel segment of 40%, of which disposable protective garments were a record and up a very strong 41%. This was a result of strong open orders, primarily from our major international channel partner. We continue to realize higher than historical open orders for disposable protective garments and are working closely with all our channel partners uncovering new end-customer sales opportunities. We expect growth in pre-pandemic demand for our disposable protective garments.”

Hoffman continued, “The increase in face mask sales of 24% was primarily attributable to sales of our proprietary N-95 Particulate Respirator face mask resulting from customer demand associated with the COVID-19 pandemic. Although we showed face mask revenue growth in the first quarter of 2021, sales were materially lower than prior pandemic quarters. We are witnessing a softening in demand due various factors such as: (i) decreased demand from distributors and their customers in light of high levels of stockpiled inventory, resulting from a rush to obtain face masks in the early months of the pandemic, (ii) increased availability of N-95 face masks from manufacturers ramping up production capacity, (iii) increased competition as more manufacturers entered the market as well as Emergency Use Authorization in the U.S. that has allowed foreign manufactured, non-NIOSH approved KN-95 face masks, and (iv) the improvement in outlook with respect to the pandemic and the growing number of individuals being vaccinated to protect against COVID-19. The increase in face shield sales of 94% was also attributable to the pandemic. We expect sales of face masks and face shields to decrease in the coming quarters and to be more in-line with pre-pandemic levels.”

With that said, “The impact of the COVID-19 pandemic continues to unfold. The extent of the pandemic’s effect on our future operational and financial performance will depend in large part on future developments, including the duration, scope and severity of the pandemic and new variants, the actions taken to contain or mitigate its impact, the impact on governmental programs and budgets, the development of treatments or vaccines, the efficacy of mass vaccinations, and the resumption of widespread economic activity in certain sectors. Due to the inherent uncertainty of the unprecedented and rapidly evolving situation, we are unable to predict with any certainty the likely impact of the COVID-19 pandemic on our future operations.”

“Our Building Supply segment had record first quarter sales, and our core product sales were up 18%. Open orders for our core products, consisting of synthetic roof underlayment and housewrap, continue to be at unprecedented levels as the new home construction and residential re-roofing markets were strong in the first quarter of 2021, and optimism remains high going into the second quarter. Our line of synthetic roof underlayment enjoyed strong growth of 32% related to these two factors, and our housewrap continued growth in the new home construction market. We are optimistic about continued growth in the Building Supply segment and have committed to increasing production capacity of this segment by investing approximately $4.0 million in new equipment, which is expected to be operational later in the year,” added Hoffman.

Net sales

Consolidated sales increased by $5.0 million or 28%, to a first quarter record of $23.2 million, compared to $18.2 million for the same period of 2020, reflecting increased sales in the Disposable Protective Apparel segment of $4.2 million and increased sales in the Building Supply segment of $783,000.

Sales for the Disposable Protective Apparel segment increased by $4.2 million, or 40%, to a record first quarter of $14.8 million, compared to $10.6 million for the same period of 2020. The increases for face masks, face shields and to a lesser extent disposable protective garments were primarily due to increased demand resulting from the COVID-19 pandemic. This segment increase was due to a 41% increase in sales of disposable protective garments, a 24% increase in sales of face masks and a 94% increase in face shields. The sales mix of the Disposable Protective Apparel segment for the three months ended March 31, 2021 was approximately 45% for disposable protective garments, 38% for face masks and 17% for face shields. This sales mix is compared to approximately 45% for disposable protective garments, 43% for face masks and 12% for face shields for the three months ended March 31, 2020.

Building Supply segment sales increased by $783,000, or 10%, to a first quarter record of $8.3 million, compared to $7.6 million for the same period of 2020. This segment increase was primarily due to an 18% increase in core building products, including an increase in sales of synthetic roof underlayment of 32% and an increase in sales of housewrap of 4% compared to the same period of 2020. Sales of other woven material decreased by 26% compared to the same period of 2020.

Gross profit

Gross profit for the first quarter of 2021 increased by 7% to $9.2 million, or 40% gross profit margin, compared to $8.6 million, or 47% gross profit margin, for the same period of 2020. The gross profit margin on our face masks, in particular our N-95 Particulate Respirator face mask, and face shields, which have a higher gross profit margin than our other products, were negatively impacted in the first quarter of 2021 by a change in distribution channels associated with the pandemic, including higher sales to our legacy distribution channel partners as compared to newer COVID-19 based customers. In addition, our portfolio of products, as well as a spectrum of industries worldwide, have been affected by increases in raw material costs, as well as significant increases in ocean freight and other transportation costs.

Management expects gross profit margin will more closely align with prior levels as a result of changes in product mix in which the need for face masks and face shields decline from the surge in customer demand in 2020 as a result of the COVID-19 pandemic. In addition, we expect additional increases in raw material costs as well as continued higher prices for ocean freight and domestic freight costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $476,000, or 12%, to $4.6 million for the three months ended March 31, 2021, compared to $4.1 million in the same period last year. As a percentage of net sales, selling, general and administrative expenses decreased to 20% in the first quarter of 2021, compared to 23% for the same period of 2020. The increase in selling, general and administrative expenses was primarily the result of increased employee compensation in the Disposable Protective Apparel segment, increased public company expenses and increased insurance and general office expenses, partially offset by decreased travel and trade show expenses.

Income from Operations

Income from operations increased by $133,000, or 3%, to $4.4 million in the first quarter of 2021, compared to $4.3 million for the same period last year. The increased income from operations was primarily due to an increase in gross profit of $625,000, partially offset by an increase in selling, general and administrative expenses of $476,000 and an increase in depreciation and amortization expense of $16,000. Income from operations as a percentage of net sales for the three months ended March 31, 2021, was 19%, compared to 24% for the same period of 2020.

Net Income

Net income for the first quarter of 2021 was $3.7 million, compared to $5.3 million for the same period of 2020, representing a decrease of $1.6 million, or 30%. A tax benefit from stock options exercised positively impacted net income by an estimated $2.0 million in the first quarter of last year. Excluding the estimated tax benefit in 2020, net income for the three months ended March 31, 2021, would have exceeded net income for the three months ended March 31, 2020. Basic earnings per common share for the three months ended March 31, 2021 and 2020, were $0.28 and $0.41, respectively. Diluted earnings per common share for the three months ended March 31, 2021 and 2020, were $0.27 and $0.39, respectively. Excluding the estimated tax benefit in 2020, earnings per share for the three months ended March 31, 2021, would have exceeded earnings per share for the months ended March 31, 2020.

Balance Sheet

As of March 31, 2021, the company had cash of $17.9 million, compared to $23.3 million as of December 31, 2020. The decrease in cash was due to cash used in operating activities of $3.2 million, cash used in investing activities of $130,000 and cash used in financing activities of $2.1 million. Working capital totaled $51 million and the Company’s current ratio was 14:1, compared to a current ratio of 9:1 as of December 31, 2020.

Inventory increased by $2.0 million, or 12%, to $18.8 million as of March 31, 2021, from $16.7 million as of December 31, 2020. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $1.6 million, or 14%, to $13.1 million and an increase in inventory for the Building Supply segment of $390,000, or 7%, to $5.6 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended March 31, 2021, we repurchased 186,000 shares of common stock at a cost of $2,366,000. As of March 31, 2021, we had repurchased a total of 18,296,917 shares of common stock at a cost of $40,400,000 through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of March 31, 2021, we had $2,119,000 available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2021	December 31, 2020 (1)
Assets
Current assets:
Cash and cash equivalents	$17,884,000	$23,292,000
Accounts receivable, net of allowance for doubtful accounts of $76,000 as of March 31, 2021 and $71,000 as of December 31, 2020	6,748,000	8,132,000
Accounts receivable, related party	1,275,000	905,000
Inventories, net	18,778,000	16,749,000
Prepaid expenses	10,235,000	6,225,000
Total current assets	54,920,000	55,303,000

Property and equipment, net	4,287,000	4,353,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	6,000	7,000
Right-of-use assets	3,315,000	3,535,000
Equity investment in unconsolidated affiliate	5,871,000	5,549,000
Total assets	$68,454,000	$68,802,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,219,000	$1,983,000
Accrued liabilities	1,762,000	2,793,000
Customer advance payments of orders	113,000	209,000
Lease liabilities	871,000	867,000
Total current liabilities	3,965,000	5,852,000

Lease liabilities, net of current portion	2,496,000	2,719,000
Deferred income tax liabilities, net	211,000	211,000
Total liabilities	6,672,000	8,782,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,323,341 and 13,419,847 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	134,000	135,000
Additional paid-in capital	-	409,000
Retained earnings	61,648,000	59,476,000
Total shareholders' equity	61,782,000	60,020,000
Total liabilities and shareholders' equity	$68,454,000	$68,802,000

1)	The condensed consolidated balance sheet as of December 31, 2020 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2021	2020

Net sales	$23,161,000	$18,154,000

Cost of goods sold, excluding depreciation and amortization	13,982,000	9,600,000
Gross profit	9,179,000	8,554,000

Operating expenses:
Selling, general and administrative	4,578,000	4,102,000
Depreciation and amortization	198,000	182,000
Total operating expenses	4,776,000	4,284,000
Income from operations	4,403,000	4,270,000

Other income:
Equity in income of unconsolidated affiliate	322,000	87,000
Loss on marketable securities	-	(59,000)
Interest income, net	1,000	16,000
Total other income	323,000	44,000
Income before provision for income taxes	4,726,000	4,314,000

Provision (benefit) for income taxes	1,007,000	(1,028,000)

Net income	$3,719,000	$5,342,000

Basic earnings per common share	$0.28	$0.41

Diluted earnings per common share	$0.27	$0.39

Basic weighted average common shares outstanding	13,342,398	13,121,867

Diluted weighted average common shares outstanding	13,717,404	13,664,710